Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement and Post-Effective Amendment No. 1 on Form S-3 (Nos. 333-36415 and 33-44380), the Registration Statements on Form S-3 (Nos. 333-67606, 333-61624, 333-43890 and 333-36415), the Amendment No. 1 to Registration Statement on Form S-3 (No. 333-104627), the Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-29144, 33-19012, 2-67317, 33-34363, 33-34362, 33-62648, 333-42231 and 333-52175), and the Post-Effective Amendment No. 4 on Form S-8 to the Registration Statement on Form S-4 (No. 333-86061) of Phelps Dodge Corporation of our report dated February 25, 2004 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona
February 26, 2004